Exhibit 10.2

Execution Version

LIMITED GUARANTEE

LIMITED GUARANTEE, dated as of October 16, 2022 (this “Guarantee”) in favor of Continental Resources, Inc., an Oklahoma corporation (the “Guaranteed Party”), is made by Harold G. Hamm (the “Guarantor”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below but without giving effect to any amendments, restatements, supplements or other modifications after the date hereof).

1. Guarantee. To induce the Guaranteed Party to enter into the Agreement and Plan of Merger, dated the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), between the Guaranteed Party and Omega Acquisition, Inc., an Oklahoma corporation (“Merger Sub”), Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees (as a primary obligor and not merely as a surety) to the Guaranteed Party the due and punctual performance and discharge by Merger Sub of the following payment obligations of Merger Sub if, as and when those obligations become due and payable under and in accordance with the terms of the Merger Agreement and this Guarantee (the following obligations and amounts being referred to herein as the “Guaranteed Obligations”):

(a) the payment obligations of Merger Sub pursuant to Section 3.03(a) of the Merger Agreement; and

(b) any costs and expenses of the Guaranteed Party (including fees and disbursements of counsel) incurred in connection with the collection of any of the amounts set forth in clause (a) above and the enforcement of the Guaranteed Party’s rights hereunder or under the Merger Agreement, along with interest on any such amounts set forth in clause (a) above at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by Applicable Law; provided, that this Section (b) will only be considered a Guaranteed Obligation to the extent the Guaranteed Party prevails in a suit for specific performance in accordance with Section 12.13(b) of the Merger Agreement;

in each case, subject to the terms and limitations of the Merger Agreement; provided, that in no event shall Guarantor’s aggregate liability for any amounts that become payable under this Guarantee exceed, in the aggregate, an amount equal to $274 million (the “Guarantor Cap”). This Guarantee may be enforced only for the payment of money in satisfaction of the Guaranteed Obligations by Guarantor up to the Guarantor Cap, and this Guarantee may not be enforced without giving full and absolute effect to the limitation that the aggregate amount payable under this Guarantee shall in no event exceed the Guarantor Cap. The Guaranteed Party agrees that in no event shall the Guarantor be required to pay to the Guaranteed Party under, in respect of, or in connection with this Guarantee or the Merger Agreement or the transactions contemplated thereby any amounts other than as expressly set forth herein. This Guarantee is an unconditional guarantee of payment and not of collection.

All payments hereunder shall be made in U.S. dollars, in immediately available funds. Except as otherwise provided herein, whether or not Merger Sub fails or refuses to satisfy or discharge, when due, any portion of the Guaranteed Obligations, upon the Guaranteed Party’s demand the Guarantor shall immediately pay or cause to be paid, such Guaranteed Obligations, subject to the Guarantor Cap.

2. Nature of Guarantee. Subject to the terms and conditions of this Guarantee, Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of the Merger Agreement or any other agreement or instrument referred to in the Merger Agreement that may be agreed to by Merger Sub and/or Guarantor. The Guaranteed Party shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect Guarantor’s obligations hereunder. A separate action may be brought and prosecuted against Guarantor to enforce this Guarantee, irrespective of whether any action is brought against Merger Sub or whether Merger Sub is joined in any such action or actions. The Guaranteed Party shall have the right in its sole discretion to proceed first and directly against Guarantor under this Guarantee without proceeding against Merger Sub under the Merger Agreement.

3. Changes in Obligations; Certain Waivers. Guarantor agrees that the Guaranteed Party may, in its sole discretion (but only with the prior written consent of the Special Committee), at any time and from time to time, without notice to or further consent of any Guarantor, extend the time of payment of any of the Guaranteed Obligations, and may also make any agreement with Merger Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, without in any way impairing or affecting Guarantor’s obligations under this Guarantee or affecting the validity or enforceability of this Guarantee. Guarantor agrees that his obligations hereunder shall not be released or discharged, in whole or in part, and shall be absolute, unconditional and irrevocable to the fullest extent permitted by Applicable Law, and not otherwise affected by: (a) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Merger Sub or Guarantor or any other Person with respect to the Guaranteed Obligations; (b) any change in the time, place, manner or terms of payment of any of the Guaranteed Obligations, or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any other agreement entered into in connection with the transactions contemplated thereby and made in accordance with the terms thereof; (c) any change in the legal existence, structure or ownership of Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations; (d) any insolvency, bankruptcy, reorganization, composition, adjustment, dissolution or liquidation, or other similar proceeding instituted by or against Merger Sub or any other Person with respect to the Guaranteed Obligations, or any action taken with respect to this Guarantee or the Guaranteed Obligations by any trustee or receiver, or by any court or judicial authority, in any such proceeding; (e) the adequacy or potential adequacy of any alternative means the Guaranteed Party may have of obtaining payment related to the Guaranteed Obligations; (f) any other act, omission or defense that may vary the risk of Guarantor or otherwise operate as a discharge of Guarantor as a matter of law or equity, other than as specified herein; (g) the existence of any claim, set-off or other right to which Guarantor may have at any time against Merger Sub or the Guaranteed Party, whether in connection with the Guaranteed Obligations or otherwise; or (h) any absence of any notice to, or knowledge by, Guarantor, of the existence or occurrence of any of the matters or events set forth in the foregoing clauses (a) through (g) of this sentence. Guarantor waives notice of the creation, renewal, extension, incurrence or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Guaranteed Party upon this Guarantee or acceptance of this Guarantee (other than notices required to be delivered by the Guaranteed Party to Merger Sub pursuant to the Merger Agreement).

Other than as expressly provided for in Section 1, Guarantor hereby waives promptness, diligence, notice of the acceptance of this Guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, and all other notices of any kind (other than notices required to be provided to Merger Sub pursuant to the Merger Agreement) hereunder that would otherwise, for purposes of any Applicable Law, be a condition precedent to the obligations of Guarantor under this Guarantee, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of the assets of Merger Sub, and all suretyship defenses generally (other than defenses to the payment of the Obligations that are available to Merger Sub under the Merger Agreement). Guarantor hereby acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits. The Guaranteed Obligations shall be conclusively presumed to have been created in reliance hereon.

Notwithstanding anything to the contrary contained in this Guarantee or otherwise, the Guaranteed Party hereby agrees that Guarantor shall have all defenses to the payment of a Guaranteed Obligation under this Guarantee that are available to Merger Sub under the Merger Agreement with respect to such Guaranteed Obligation (other than any defenses arising out of, due to, or as a result of, capacity or insolvency, bankruptcy, or reorganization of Merger Sub or other similar proceeding of Merger Sub). Guarantor agrees that this Guarantee shall continue to be effective or be reinstated (subject to the Guarantor Cap), as the case may be, if at any time any payment (in whole or in part) of any of the Guaranteed Obligations is rescinded or must otherwise be restored by the Guaranteed Party, upon the insolvency, bankruptcy or reorganization of Merger Sub or otherwise, all as though such payment had not been made. Notwithstanding anything to the contrary contained in this Guarantee, the Guaranteed Party hereby agrees that (a) to the extent Merger Sub is relieved of its payment obligations with respect to any of the Guaranteed Obligations (in each case other than as a result of defenses arising from, due to, or as a result of capacity or insolvency, bankruptcy, or reorganization of Merger Sub or other similar proceeding of Merger Sub), Guarantor shall be similarly relieved of its corresponding obligations under this Guarantee solely in respect of such relieved Guaranteed Obligations of Merger Sub and (b) Guarantor may assert, as a defense to, or release or discharge of, any payment or performance by Guarantor under this Guarantee, any claim, set-off, deduction, defense or release that Merger Sub could assert against the Guaranteed Party under the terms of the Merger Agreement (other than defenses arising from, due to, or as a result of capacity or insolvency, bankruptcy, or reorganization of Merger Sub or other similar proceeding of Merger Sub).

4. Representations and Warranties; Agreement. Guarantor hereby represents and warrants that: (a) the execution, delivery and performance by Guarantor of this Guarantee does not contravene any Applicable Law or contractual restriction binding on Guarantor; (b) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Guarantee by Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Guarantee; (c) this Guarantee constitutes a legal, valid and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms, subject, as to enforcement, to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Applicable Laws affecting creditors’ rights generally; and (d) Guarantor has the financial capacity to pay and perform its obligations under this Guarantee.

5. No Assignment. Neither Guarantor nor the Guaranteed Party may assign, transfer or delegate its rights, interests or obligations under or in connection with this Guarantee to any other Person (except by operation of law) without the prior written consent of the Guaranteed Party (which consent shall have been approved in writing by the Special Committee) (in the case of an assignment, transfer or delegation by Guarantor) or Guarantor (in the case of an assignment, transfer or delegation by the Guaranteed Party) and any purported assignment, transfer or delegation without such consent shall be null and void ab initio.

6. Continuing Guarantee; No Relief. This Guarantee may not be revoked or terminated, shall continue and remain in full force and effect and shall be binding upon and inure to the benefit of the Guaranteed Party, Guarantor, and their successors and permitted assigns until the Guaranteed Obligations payable under this Guarantee have been paid in full. Notwithstanding the foregoing, this Guarantee shall terminate and Guarantor shall have no further obligations under this Guarantee as of the earliest to occur of:

(a) the valid termination of the Merger Agreement in accordance with its terms;

(b) the consummation of the Closing and the payment of all amounts required to be paid by Merger Sub under the Merger Agreement in connection therewith; and

(c) payment by Guarantor of the Guaranteed Obligations in accordance with the terms of the Merger Agreement.

Notwithstanding anything to the contrary in this Guarantee, in the event that the Guaranteed Party or any of its controlled Affiliates or its or their successors and assigns asserts in writing (with the prior written consent of the Special Committee) in any litigation or other proceeding that the provisions of Section 1 limiting Guarantor’s liability to the Guarantor Cap, or that any other provisions of this Guarantee are illegal, invalid or unenforceable in whole or in part, or asserts any theory of liability against any of Merger Sub, Guarantor or any Non-Recourse Party (as defined below) with respect to the transactions contemplated by the Merger Agreement, other than liability of Merger Sub under the Merger Agreement (as limited by the provisions of the Merger Agreement), or liability of Guarantor under this Guarantee (as limited by the provisions hereof, including Section 1), then (i) the obligations of Guarantor under this Guarantee shall terminate forthwith and shall thereupon be null and void, (ii) if Guarantor shall have previously made any payments under this Guarantee, Guarantor shall be entitled to recover such payments from the Guaranteed Party and (iii) neither Guarantor nor any Non-Recourse Parties shall have any liability to the Guaranteed Party or any of its Affiliates with respect to the Merger Agreement, the transactions contemplated by the Merger Agreement or otherwise under this Guarantee. Notwithstanding anything to the contrary in this Guarantee, Section 7 and Sections 9 through Section 14 (other than Section 14(f)), inclusive, shall survive any termination of this Guarantee.

For the avoidance of doubt, except as set forth in Section 1 and Section 11.02(b) of the Merger Agreement, nothing in this Guarantee, the Support Agreement, the Merger Agreement or otherwise shall limit the Guaranteed Party’s right to institute an action or other proceeding with respect to the specific enforcement of a party’s obligations under this Guarantee, the Support Agreement or the Merger Agreement, including with respect to the Guaranteed Obligations.

7. No Recourse. The Guaranteed Party acknowledges that Merger Sub has no assets other than certain contract rights and a nominal amount of cash and that no additional funds are expected to be contributed to Merger Sub unless and until the Closing occurs. Notwithstanding anything that may be expressed or implied in this Guarantee or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Guarantee, the Guaranteed Party agrees that no Person other than Guarantor has any liability, obligation or commitment of any nature, known or unknown, whether due or to become due, absolute, contingent or otherwise, hereunder and that neither the Guaranteed Party nor any of its Affiliates has any right of recovery under this Guarantee, or any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, this Guarantee, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith, against, and no personal liability shall attach to, be imposed on, or otherwise be incurred by, the former, current or future equity holders, controlling Persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, trustees, beneficiaries, family members, successors or assignees of any of Guarantor, Merger Sub or any former, current or future equity holder, controlling Person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, trustee, beneficiary, family member, successor or assignee of any of the foregoing, including the Founder Family Rollover Shareholders and their respective trustees and beneficiaries, as applicable (collectively, but not including Guarantor (and any assignee permitted under Section 5) or Merger Sub (or any assignees thereof permitted under the Merger Agreement), the “Non-Recourse Parties”), through Merger Sub or otherwise, whether by or through attempted piercing of the corporate or other entity veil, by or through a claim by or on behalf of Merger Sub against Guarantor or any Non-Recourse Party, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any Applicable Law, whether based in contract, tort or otherwise, it being understood that notwithstanding anything to the contrary in this sentence, this sentence shall not limit the Guaranteed Party’s rights and remedies against (y) Guarantor (and any assignee permitted under Section 5) to the extent expressly provided hereunder, or (z) Merger Sub (or any assignees thereof permitted under the Merger Agreement) to the extent expressly provided in the Merger Agreement. The Guaranteed Party further agrees that the only rights of recovery that the Guaranteed Party or its controlled Affiliates have in connection with the Merger Agreement (or the termination thereof), the transactions contemplated thereby (or the abandonment thereof) or any matter forming the basis for the termination thereof or otherwise relating thereto are their right to recover from Merger Sub under and to the extent expressly provided in the Merger Agreement, and their right to recover from Guarantor (but not any Non-Recourse Party) under and to the extent expressly provided in this Guarantee, but subject to the Guarantor Cap, and the other limitations described herein. Recourse against Guarantor under the terms of this Guarantee shall be the sole and exclusive remedy of the Guaranteed Party and all of its controlled Affiliates against Guarantor and the Non-Recourse Parties in respect of any liabilities arising under, or in connection with, the Merger Agreement (or the termination thereof), the transactions contemplated by the Merger Agreement (or the abandonment thereof) or any matter forming the basis for the termination thereof or in respect of any other document entered into in connection herewith or therewith or theory of law or equity or in respect of any representations made or alleged to be made in connection herewith, whether at law or in equity, in contract, tort or otherwise. The Guaranteed Party hereby agrees that it shall not institute, and shall cause its controlled Affiliates not to institute, directly or indirectly, any action or bring any other claim arising under, or in connection with, the Merger Agreement (or the termination thereof), the transactions contemplated thereby (or the abandonment thereof) or any matter forming the basis for the termination thereof or otherwise relating thereto, against Guarantor or any Non-Recourse Party, except for claims (i) for the enforcement of the Founding Family Rollover Shareholders under the Support Agreement and (ii) solely against Guarantor under and to the extent expressly provided in this Guarantee, but subject to the Guarantor Cap, and the other limitations described herein. Nothing set forth in this Guarantee shall confer or give or shall be construed to confer or give to any Person other than the Guaranteed Party (including any Person acting in a representative capacity) any rights or remedies against any Person including Guarantor, except as expressly set forth herein.

8. Subrogation Waiver. Guarantor agrees that he shall not assert any rights (direct or indirect) of subrogation, contribution, reimbursement or other rights of payment or recovery from Merger Sub for any payments made by Guarantor hereunder until the Guaranteed Obligations have been indefensibly paid in full. If any amount shall be paid to Guarantor in violation of the immediately preceding sentence at any time prior to the indefeasible payment in full to the Guaranteed Party of the Guaranteed Obligations, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of Guarantor and shall forthwith be indefeasibly paid or delivered to the Guaranteed Party in the same amount as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations, in accordance with the terms hereof and of the Merger Agreement, whether matured or unmatured, or to be held as collateral for the Guaranteed Obligations or other amounts payable under this Guarantee thereafter arising.

9. Governing Law; Jurisdiction; Waiver of Jury Trial. Section 12.07, Section 12.08 and Section 12.09 of the Merger Agreement are hereby incorporated herein by reference, mutatis mutandis.

10. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Guarantee shall be in writing and shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt:

Notices to Guarantor:

Harold Hamm

P.O. Box 1295

Oklahoma City, Oklahoma 73101

Attention: Debra Richards

E-mail:     deb@hamm-capital.com

with a copy to (which shall not constitute notice):

Vinson & Elkins LLP

845 Texas Avenue, Suite 4700

Houston, Texas 77002

Attention: David P. Oelman

                 Michael S. Telle

                 Stephen M. Gill

E-mail: DOelman@velaw.com

             MTelle@velaw.com

             SGill@velaw.com

Notices to the Guaranteed Party:

Continental Resources, Inc.

20 N. Broadway

Oklahoma City, Oklahoma 73102

Attention: General Counsel

E-mail:     Jim.Webb@clr.com

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:   David A. Katz

                   Zachary S. Podolsky

Email:        DAKatz@wlrk.com

                   ZSPodolsky@wlrk.com

11. Counterparts. This Guarantee may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Guarantee by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Guarantee.

12. Third Party Beneficiaries. Except as provided in Section 7 hereof for the benefit of the Non-Recourse Parties, the parties hereto hereby agree that this Guarantee shall be binding upon and inure solely to the benefit of the parties and their respective successors and permitted assigns, and nothing express or implied in this Guarantee is intended to, or shall, confer upon any other Person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Guaranteed Party to enforce, the obligations set forth herein.

13. Confidentiality. This Guarantee shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the transactions contemplated by the Merger Agreement. This Guarantee may not be used, circulated, quoted or otherwise referred to in any document by the Guaranteed Party, except with the written consent of Guarantor (which consent shall not be unreasonably withheld, conditioned or delayed); provided that no such written consent is required for any disclosure of the existence or description of the content of this Guarantee by the Guaranteed Party: (a) to its Affiliates and its representatives; (b) in the Schedule TO, the Schedule 13E-3, the Offer Documents or the Schedule 14D-9 or other documents filed or furnished with the SEC; or (c) to the extent required by Applicable Law (provided the Guaranteed Party will use commercially reasonable efforts to permit Guarantor to have a reasonable opportunity to comment on such required disclosure to the extent practicable) or required in connection with the enforcement of rights under this Guarantee and the Merger Agreement.

14. Miscellaneous.

(a) This Guarantee constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, between the parties hereto with respect to the subject matter hereof. Except as set forth in Section 5, no amendment, supplementation, modification or waiver of this Guarantee or any provision hereof shall be enforceable unless approved by the Guaranteed Party and Guarantor in writing.

(b) Any term or provision of this Guarantee that is invalid or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, in each case so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party; provided, however, that this Guarantee may not be enforced without giving effect to the Guarantor Cap as provided in Section 1 hereof and the provisions of Sections 6 and 7 and this Section 14(b). Each party covenants and agrees that it shall not assert, and shall cause its respective Affiliates and representatives not to assert, that this Guarantee or any part hereof is invalid, illegal or unenforceable in accordance with its terms. Notwithstanding the foregoing, the parties intend that the remedies and limitations thereon contained in this Guarantee, including Section 7, be construed as an integral provision of this Guarantee and that such remedies and limitations shall not be severable in any manner that increases or decreases a party’s liability or obligations hereunder.

(c) All parties acknowledge that each party and its counsel have reviewed this Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Guarantee.

(d) No failure or delay on the part of the Guaranteed Party in exercising any power, right or remedy under this Guarantee shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies provided in this Guarantee are cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Guarantee shall be effective only in the specific instance and for the specific purpose for which given.

(e) No amendment, supplement, modification or waiver of any provision of this Guarantee nor consent to any departure by Guarantor therefrom shall be effective unless the same shall be in writing and signed by Guarantor and the Guaranteed Party (which amendment, supplement, modification or waiver must be approved in writing by the Special Committee).

(f) The provisions of Sections 12.15 and 12.16 of the Merger Agreement shall apply mutatis mutandis to this Agreement.

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IN WITNESS WHEREOF, Guarantor and the Guaranteed Party have caused this Guarantee to be executed and delivered as of the date first written above by its officer or representative thereunto duly authorized.

GUARANTEED PARTY:

CONTINENTAL RESOURCES, INC.

By:	/s/ James R. Webb
Name:	James R. Webb
Title:	Senior Vice President, General Counsel, Chief Risk Officer & Secretary

GUARANTOR:

HAROLD G. HAMM

By:	/s/ Harold G. Hamm
Harold G. Hamm, individually

[Signature Page to Limited Guarantee]